Exhibit 99.2

FIRST AMENDMENT

TO THE

ONCOCYTE CORPORATION

AMENDED AND RESTATED 2018 EQUITY INCENTIVE PLAN

Approved by Shareholders June 27, 2025

This FIRST AMENDMENT TO THE ONCOCYTE CORPORATION AMENDED AND RESTATED 2018 EQUITY INCENTIVE PLAN (this “Amendment”), effective as of May 14, 2025, is made and entered into by Oncocyte Corporation, a California corporation (the “Company”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Oncocyte Corporation Amended and Restated 2018 Equity Incentive Plan (the “Plan”).

RECITALS

WHEREAS, Section 13.1 of the Plan provides that the Board of Directors of the Company (the “Board”) may amend the Plan at any time and from time to time;

WHEREAS, the Board desires to amend the Plan to increase the aggregate number of shares of Common Stock that may be issued under the Plan as set forth in Section 4.1 of the Plan by an additional 1,500,000 shares of Common Stock; and

WHEREAS, the Board intends to submit this Amendment to the Company’s shareholders for their approval.

NOW, THEREFORE, in accordance with Section 13.1 of the Plan, the Company hereby amends the Plan as follows:

1. Section 4.1 of the Plan is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 4.1:

4.1 Subject to adjustment in accordance with Section 11, a total of 3,800,000 shares of Common Stock shall be available for the grant of Awards under the Plan, of which 100% may be delivered pursuant to Incentive Stock Options. During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.

2. This Amendment shall be effective on the date first set forth above. In the event shareholder approval of this Amendment is not obtained within twelve (12) months of the date the Board approved this Amendment, the additional shares added to the Plan pursuant to this Amendment shall not be available for grant as Incentive Stock Options.

3. Except as expressly amended by this Amendment, the Plan shall continue in full force and effect in accordance with the provisions thereof.